UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)
June 1, 2010

Innocent, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Nevada
(State or Other Jurisdiction of Incorporation)
333-150061	98-0585268
(Commission File Number)	(IRS Employer Identification No.)

(Address of principal executive offices)

2000 NE 22nd St.
Wilton Manors, FL 33305

(Registrant's telephone number, including area code)

(828) 489-9409

(Former Name or Former Address, if Changed Since Last Report)

None

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. Entry into a Material Definitive Agreement

Innocent Inc has entered into a agreement with Global Finish Inc, a Nevada Corporation, to acquire 51% of the issued and outstanding shares of Global Finishing Inc in a share exchange whereby Innocent Inc will issue .9 shares of Innocent Inc rule 144 restricted common stock for one share of Global Finishing Inc. The agreement has been approved by an excess of 51% of the shareholders of both Global Finishing Inc and Innocent Inc by majority shareholder consent in lieu of a meeting. The agreement was signed on May 30, 2010 by the Companies with the approval of the Board of Directors. The agreement provides for 10 working days to administer the share exchange which will result in Global Finishing Inc to exchange 13,975,208 shares of Global Finishing Inc 27, 402,369 shares issued and outstanding for 12,557,687 shares of Innocent Inc., representing approximately 25.4% ownership of Innocent committed and issued and outstanding shares of common stock. The agreement further provides for the share exchange of the remaining 49% under the same exchange provisions, and that no additional shares of Global Finish Inc will be issued until such time as the parties execute the 49% exchange or decide that not additional share exchange will take place.

On September 1, 2009 the Innocent Inc announced the Purchase Agreement from Global Finishing, Inc. (Frankfurt:G8BA) a Nevada Corporation, to purchase its interest in the Maria Olivia Concessions and Miranda PLSA, located in Ecuador, within the prospective gold and silver bearing vein systems. Global Finishing Inc. acquired the concessions from Companis Minera Monte-Verde S.A. Comimontsa in a 100% share exchange for 6,000,000 Global Finishing Inc., Regulation S common shares which represented 22.8% of its shares. Global Finishing Inc. also acquired interest in Miranda PLSA in April 2009 which will result in 100% ownership following the payment of $2,000,000. The Board of Directors authorized approval to issuance of ten million (10,000,000) shares of rule 144 restricted common stock, at a agreed per share value of $.10 of Innocent Inc. to Global Finishing Inc., to acquire the current interest and all rights of Maria Olivia and Miranda PLSA currently owned or has rights to and of, for the purchase price of $1,000,000. Innocent Inc has been unable to secure the necessary Ecuador Mining Commission approval to acquire the property interest as a result of a change in the mining laws of Ecuador that went into effect January 1, 2010 requiring all companies to reregister their respective mineral rights, and that US Foreign Corporations must comply with the new laws via a registered Ecuador Company that the foreign entity can own once approved by the Ecuador Mining Commission. The extensive backlog of new and old re-registering companies makes the time period uncertain when Innocent Inc’s Ecuador subsidiary company Just Gold will be approved. The company has directed that the escrow agent return deposits for the Miranda PLSA to the parties involved and has been awaiting approval of Just Gold in order to proceed.

The acquisition of the controlling interest in Global Finishing Inc, will allow Innocent Inc to proceed with its Ecuador mineral interest, although given the time since the initial agreement, the agreement for the Miranda interest must be renegotiated. Global Finishing Inc currently owns the majority interest in an approved Ecuador subsidiary, Globalfinishing Ecuador S A that can legally operate and own mining interest and register new mineral rights and agreements. Innocent will retain the ownership rights in Companis Minera Monte-Verde S.A. Comimontsa and the 10,000,000 shares issued in the September 1, 2009 agreement will be offset against the 12,557,687 shares of common stock due to be issued to Global Finish Inc, for the 51% interest, leaving a balance of 2,557,687 additional shares to be issued in the share exchange described above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Innocent, Inc.
(Registrant)

/s/ Wayne Doss
Wayne Doss
President, Chief Executive Officer, and Director

Dated:	June 1, 2010